Bernard & Yam, LLP

401 Broadway • Suite 1708 • New York • New York 10013
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Tel: (212) 219-7783

Fax: (212) 219-3604

                                        December 16, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

     RE: Maxway Industries, Inc

Ladies and Gentlemen:

We have acted as legal counsel for Maxway Industries, Inc, a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering of 500,000 shares described in the Registration Statement.

In rendering the opinion set forth below, we limited the scope of our review to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof, and we have made no independent verification of the factual matters as set forth in such documents or certificates. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based upon the foregoing, we have reached the following conclusions regarding the above offering:

1.         The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located in Reno, Nevada and its principal place of business located in Xi’an, Shaanxi Province, China. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State’s office and filed with the office on April 28, 2009. The Company’s existence and form is valid and legal pursuant to Nevada law.

2.          The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Nevada, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3.          To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.          The Company’s outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5.          The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney’s fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6.          By directors’ resolution, the Company has authorized the issuance of up to 3,000,000 shares of common stock. The Company’s Articles of Incorporation presently provide the authority to the Company to issue 75,000,000 shares of common stock, with a par value of $0.0001 per share. Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 3,000,000 shares of common stock is within the authority of the Company’s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are subject to the following qualifications: (a) we have made no independent verification of the factual matters as set forth in the documents or certificates reviewed, and (b) our opinion speaks only as of the date hereof and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of circumstances or events which may occur subsequent to this date.

The opinions set forth herein are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

     We consent to filing this opinion as an exhibit to the Company’s Form S-1 registration statement.

Very truly yours,

/s/ Bernard & Yam, LLP

Bernard & Yam, LLP